EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to Commodore Applied Technologies, Inc.'s ability to continue as a going concern) dated April 8, 1999 relating to the financial statements of Commodore Applied Technologies, Inc. and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which appears in the 1998 Annual Report to Shareholders of Commodore Applied Technologies, Inc., which is incorporated by reference in Commodore Applied Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
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    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 26, 2000